Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)

LEMONADE, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common stock, par value $0.00001 per share, issuable upon exercise of Warrant	Other	3,352,025(2)	$18.24 (3)	$61,140,936	$0.00011020	$6,737.73
	Total Offering Amounts					$61,140,936		$6,737.73
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$6,737.73

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions
(2) Consists of 3,352,025 shares of common stock issuable upon the exercise of the Selling Stockholder’s Warrant.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act, and based upon the average of the high and low prices of the registrant’s common stock as reported on The New York Stock Exchange on June 5, 2023.